CONTACT: Stuart Tashlik                                       Embargo until
         Senior Vice President                                8:00 a.m. (E.D.T.)
         602/ 207-5355

                         THE FINOVA GROUP INC. ANNOUNCES
              RECORD NET INCOME, UP 32%, FOR SECOND QUARTER OF 1999

PHOENIX, Ariz., July 15, 1999 -- The FINOVA Group Inc. (NYSE: FNV) today announced net income of $53.7 million ($0.83 per diluted share) for the quarter ended June 30, 1999, compared to a restated $40.5 million ($0.68 per diluted share) earned in the second quarter of 1998, a 32% increase in net income and a 22% increase in earnings per share. The 1999 earnings per share computation includes a higher average share count primarily due to the 6.3 million additional shares issued in connection with acquisitions in the first quarter of 1999.

         Net income for the six months ended June 30, 1999 was $103.7 million ($1.66 per diluted share) compared to a restated $80.3 million of net income ($1.34 per diluted share) for the first six months of 1998, a 29% increase in net income and a 24% increase in earnings per share.

         Sam Eichenfield, chairman and chief executive officer of FINOVA, said "The second quarter was a solid quarter, which produced a significant increase in earnings, a rebound in interest margins, the fourth consecutive quarter of $1 billion plus new lease and loan originations and the continued portfolio quality the company has been accustomed to."

         New lease and loan business for the second quarter of 1999 was $1.1 billion, up 43%, compared to $754 million for the second quarter of 1998 with the backlog of new business at June 30, 1999 increasing from $2.0 billion in the first quarter of 1999 to $2.2 billion. Fee-based volume for the second quarter of 1999 declined to $1.5 billion from $2.0 billion in second quarter of 1998 due primarily to a reduction in volume originated by FINOVA Realty Capital.

         Portfolio growth year over year was 24% and an annualized 22% for the first six months of 1999. The annualized growth rate of 3% during the second quarter of 1999 was lower and somewhat unusual, in view of the significant new business generated, and was due to an unusually high amount of prepayments and asset sales during the period ($600 million in the second quarter of 1999 vs $185 million in the first quarter of 1999 and $297 million in the second quarter of 1998).

         Portfolio quality, measured by nonaccruing assets as a percent of managed assets, remained consistent at 2.1% at June 30, 1999 and 1998. Net write-offs were $16.2 million in the second quarter of 1999 compared to $13.9 million for the second quarter of 1998, but at 0.56% of managed assets, remained within the company's targeted range of 0.50% to 0.60%.

         Interest margins earned increased by 26% and rose to $140.0 million in the second quarter of 1999 from $110.9 million in the second quarter of 1998. Interest margins earned as a percentage of average earning assets were 5.3% in the second quarter of 1999, slightly down from the 5.4% reported for the second quarter of 1998, but up from 5.1% in the first quarter of 1999. The rebound in interest margins earned from the first quarter of 1999 was due to a reduction in the company's leverage and lower cost of funds resulting from a contraction in abnormally high interest rate spreads on short-term borrowings, in the first quarter of 1999.

         Operating margin, which includes volume-based fees, grew 16% to $151.2 million in the second quarter of 1999 from $130.0 million in the comparable 1998 period, but as a percent of average earning assets, declined to 5.8% for the second quarter of 1999 from 6.3% in the second quarter of 1998. This decrease was due to the lower amount of fee-based volume ($1.5 billion vs $2.0 billion) and a reduced average rate earned on that volume (0.73% vs 0.97%).

         Gains on disposal of assets were $18.8 million in the second quarter of 1999 compared to $7.4 million in the second quarter of 1998 and included $7.6 million from the sale of commercial mortgage backed securities and $11.2 million from the sale of assets coming off lease and other assets.

         Operating efficiency, which is measured by comparing operating expenses to operating margins and gains, was 37.3% in the second quarter of 1999, an improvement on the 38.7% for the second quarter of 1998. Operating expenses were $63.3 million in the second quarter of 1999, up from $53.2 million in the second quarter of 1998. The $10.1 million increase in operating expenses was due to company growth including the addition of 177 employees (primarily through acquisitions) during the 12 months ended June 30, 1999.

         "I am pleased with FINOVA's second quarter and six-month results, which included solid contributions from the company's recent acquisitions as well as its core businesses and which positions FINOVA to have a strong second half of 1999," Eichenfield concluded.

         The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is one of the nation's leading financial services companies focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Phoenix with business development offices throughout the U.S. and in London, U.K., and Toronto, Canada. FINOVA was recently named one of FORTUNE'S "Best 100 Companies To Work For In America." For more information, visit the company's website at www.finova.com.

                                      ###

                              The FINOVA Group Inc.
                          and Consolidated Subsidiaries
                         Summary of Consolidated Income
                                   (Unaudited)
                  (Dollars in Thousands, except per share data)

                                                      Quarter Ended              Six Months Ended
                                                         June 30,                     June 30,
                                               --------------------------    --------------------------
                                                                  1998                          1998
                                                   1999         Restated        1999          Restated
                                               -----------    -----------    -----------    -----------
Interest earned from financing transactions    $   266,978    $   214,643    $   512,201    $   414,813
Operating lease income                              28,868         31,425         56,721         64,088
Interest expense                                  (139,153)      (114,696)      (270,336)      (224,975)
Operating lease depreciation                       (16,720)       (20,495)       (33,947)       (37,665)
                                               -----------    -----------    -----------    -----------
Interest margins earned                            139,973        110,877        264,639        216,261
Volume-based fees                                   11,264         19,104         23,999         41,259
                                               -----------    -----------    -----------    -----------
Operating margin                                   151,237        129,981        288,638        257,520
Provision for credit losses                        (17,000)       (16,000)       (26,500)       (25,500)
Gains on disposal of assets                         18,760          7,432         31,130          8,957
Operating expenses                                 (63,339)       (53,207)      (120,839)      (106,085)
                                               -----------    -----------    -----------    -----------
Income before income taxes                          89,658         68,206        172,429        134,892
Income taxes                                       (35,050)       (26,729)       (66,819)       (52,729)
                                               -----------    -----------    -----------    -----------
Income before preferred dividends                   54,608         41,477        105,610         82,163
Preferred dividends, net of tax                       (945)          (945)        (1,891)        (1,891)
                                               -----------    -----------    -----------    -----------

Net Income                                     $    53,663    $    40,532    $   103,719    $    80,272
                                               ===========    ===========    ===========    ===========

Basic earnings per share                       $      0.87    $      0.72    $      1.76    $      1.43
                                               ===========    ===========    ===========    ===========
Basic average shares outstanding                61,412,000     56,230,000     58,869,000     56,189,000
                                               ===========    ===========    ===========    ===========

Diluted earnings per share                     $      0.83    $      0.68    $      1.66    $      1.34
                                               ===========    ===========    ===========    ===========
Average shares outstanding assuming dilution    66,042,000     61,138,000     63,693,000     61,092,000
                                               ===========    ===========    ===========    ===========

Dividends declared per common share            $      0.16    $      0.14    $      0.32    $      0.28
                                               ===========    ===========    ===========    ===========

                              The FINOVA Group Inc.
         Selected Consolidated Financial Data and Ratios (Unaudited) (A)
                             (Dollars in Thousands)

                                               As of June 30           As of December 31
                                        ----------------------------   -----------------
FINANCIAL POSITION:                        1999        1998 Restated     1998 Restated
                                        -----------    -------------     -------------
Ending funds employed                   $11,195,666      $8,950,838       $10,020,221
Securitizations and participations
 sold (B)                                   512,382         502,032           537,596
                                        -----------      ----------       -----------
  Total managed assets                   11,708,048       9,452,870        10,557,817
Reserve for credit losses                   237,602         178,070           207,618
Nonaccruing assets                          249,607         196,824           205,233
Nonaccruing assets as % of managed
 assets (C)                                     2.1%            2.1%              2.0%
Reserve for credit losses as a % of:
  Ending managed assets (C) (D)                 2.1%            2.0%             2.0%
  Nonaccruing assets                           95.2%           90.5%           101.2%
Total assets                            $11,856,532      $9,295,181       $10,441,236
Total debt                                9,523,630       7,345,194         8,394,578
Preferred securities                        111,550         111,550           111,550
Common shareowners' equity                1,552,927       1,154,062         1,167,231
Backlog                                   2,223,421       2,263,504         1,935,106
Common shares repurchased                 1,525,000         196,207         1,299,207
Leverage (debt to common and
 preferred equity)                              5.7x            5.8x              6.6x

                                           For the Quarter Ended        For the Six Months Ended
                                                 June 30,                       June 30,
                                        ----------------------------   ---------------------------
PERFORMANCE HIGHLIGHTS:                    1999        1998 Restated      1999       1998 Restated
                                        -----------    -------------   -----------   -------------
Average managed assets                  $11,598,293      $9,214,128    $11,216,596    $9,056,164
Average earning assets (E)               10,497,813       8,277,580     10,135,121     8,138,041
New business                              1,078,047         753,733      2,139,535     1,445,813
Fee-based volume                          1,544,062       1,960,182      3,016,759     3,764,614
Net write-offs                               16,249          13,881         24,652        26,987
Net write-offs (annualized) as a % of
 average managed assets (C)                    0.56%           0.61%          0.44%         0.60%
Operating margin (annualized) as
 a % of average earning assets                  5.8%            6.3%           5.7%          6.3%
Interest margins earned (annualized)
 as a % of average earning assets               5.3%            5.4%           5.2%          5.3%
Operating expenses as a % of
 operating margin                              41.9%           40.9%          41.9%         41.2%
Operating expenses as a % of
 operating margin plus gains                   37.3%           38.7%          37.8%         39.8%
Return (annualized) on average common
 equity                                        13.8%           14.2%          14.8%         14.3%

----------
A) Averages for the periods presented are based on month-end balances except for the weighting of the Sirrom acquisition, which was added in as of the acquisition date.
B) Securitizations are assets sold under securitization agreements and managed by the Company.
C) Excludes participations sold in which the Company has transferred credit risk.
D)   Excludes financing contracts held for sale.
E) Average earning assets equal average funds employed less average deferred taxes on leveraged leases and average nonaccruing assets.